EXHIBIT 99

FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                       (281) 496-5000


        Reading & Bates Awarded Contract in U. K. North Sea

October  29, 1997, Houston, Texas....Reading & Bates Corporation  (RB-NYSE)
announced  today that the second-generation semisubmersible "J. W.  McLean"
has been awarded a two year drilling contract by Mobil North Sea Limited for operations in the U.K. sector of the North Sea. Total contract value for the period is estimated at approximately $105 million with commencement scheduled for the second quarter of 1998. This new contract comes as a result of the early termination in September of the unit's drilling contract on the Connamera development project offshore Ireland. After a short period of layup, the "McLean" has resumed work on a well to well basis in the U.K., and it is expected that the period prior to the commencement of the Mobil contract can largely be filled.

Paul B. Loyd, Jr., the Company's Chairman, Chief Executive Officer and President stated, "We are very pleased to have been awarded this work and add the "McLean" to Mobil's North Sea operation along with our fourth-generation semi "Jack Bates". This contract will provide shareholder value enhancement and represents an excellent return on the investment we made just over two years ago when we acquired the SS-3000 design semi which was originally designed for drilling in harsh environments offshore Eastern Canada and Norway."

Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services. In July Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company--R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.

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